                                                                     EXHIBIT 5.1

                               Dennis E. O'Reilly
                               4311 Jamboree Road
                             Newport Beach, CA 92660
                                 July 20, 2000

Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, CA 92660

Ladies and Gentlemen:

In connection with the filing by Conexant Systems, Inc., a Delaware corporation (the "Company"), of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), covering the offering of shares of the common stock of the Company, par value $1 per share (together with the associated Preferred Share Purchase Rights, the "Shares"), pursuant to the Company's assumption of stock options formerly outstanding under the HotRail, Inc. 2000 Equity Plan and HotRail, Inc. 1997 Equity Incentive Plan (the "Plans") as described in the Agreement and Plan of Merger and Reorganization, dated as of June 27, 2000, by and among the Company, Steam Acquisition Corp., a Delaware corporation, and HotRail, Inc., a California corporation, I advise as follows:

I am Senior Vice President, General Counsel and Secretary of the Company. I have reviewed the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to the date hereof, the Registration Statement and the corporate proceedings taken by the Company in connection with the authorization of the Shares. I have also examined originals, or copies certified to my satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as I have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to questions of fact material to this opinion, I have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

On the basis of the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that when the Registration Statement becomes effective under the Act, the Shares when issued and sold in accordance with the Plans, the Registration Statement and the related prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

I express no opinion herein as to any laws other than the laws of the State of California, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the applicable reported judicial decisions related thereto) and the Federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.


                                               Very truly yours,


                                               /s/ Dennis E. O'Reilly
                                               ---------------------------------
                                               Dennis E. O'Reilly, Esq.
                                               Senior Vice President,
                                               General Counsel and Secretary